Eastman Announces Discontinuation of Beaumont, Texas, Industrial Gasification Project

Company will continue to explore global industrial gasification growth opportunities

KINGSPORT, Tenn., Dec. 9, 2009 – Eastman Chemical Company announced today that it has decided to discontinue its Beaumont, Texas, industrial gasification project.  This decision was made due to a number of factors, including high capital costs, the current and foreseen reduced spread between natural gas and oil and petroleum coke prices, and continued uncertainty regarding U.S. energy and environmental public policy.  As a result of this decision, the company will recognize a pre-tax non-cash asset impairment charge estimated to be between $150 million-$180 million in the fourth quarter 2009.

“Even though it is no longer advantageous for Eastman to pursue this project, we will continue to explore global industrial gasification opportunities as a long-term growth option for the company,” said Jim Rogers, president and CEO.

Rogers added, “Eastman is committed to being an outperforming chemical company.  I am confident we will deliver profitable growth through the combination of our solid core businesses and strong financial profile.”

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day.  Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions.  The company is committed to finding sustainable business opportunities within the diverse markets it serves.  A global company headquartered in Kingsport, Tenn., USA, Eastman had 2008 sales of $6.7 billion.  For more information, visit www.eastman.com.

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Contacts:

Media: Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com